Filed Pursuant to Rule 433

Registration No. 333-153490 and 333-153490-01

January 5, 2011

TYCO INTERNATIONAL FINANCE S.A.

U.S. $250,000,000 3.750% Notes due 2018

U.S. $250,000,000 4.625% Notes due 2023

Fully and Unconditionally Guaranteed by

TYCO INTERNATIONAL LTD.

The 2018 Notes Term Sheet

Issuer:	Tyco International Finance S.A.
Guarantor:	Tyco International Ltd.
Size:	$250,000,000
Maturity:	January 15, 2018
Coupon:	3.750%
Price to Public:	99.682% of face amount
Yield to Maturity:	3.802%
Spread to Benchmark Treasury:	+95 bps
Benchmark Treasury:	UST 2.750% due December 31, 2017
Benchmark Treasury Yield:	2.852%
Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2011
Redemption Provisions:	Make whole call: T+15 bps
Pricing Date:	January 5, 2011
Settlement Date:	January 12, 2011 (T+5)
CUSIP:	902118BP2
ISIN:	US902118BP22
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch):

Baa1/A-/A-

The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Morgan Stanley & Co. Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Capital Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

UBS Securities LLC

The Williams Capital Group, L.P.

Cabrera Capital Markets, LLC

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.

Filed Pursuant to Rule 433

Registration No. 333-153490 and 333-153490-01

January 5, 2011

TYCO INTERNATIONAL FINANCE S.A.

U.S. $250,000,000 3.750% Notes due 2018

U.S. $250,000,000 4.625% Notes due 2023

Fully and Unconditionally Guaranteed by

TYCO INTERNATIONAL LTD.

The 2023 Notes Term Sheet

Issuer:	Tyco International Finance S.A.
Guarantor:	Tyco International Ltd.
Size:	$250,000,000
Maturity:	January 15, 2023
Coupon:	4.625%
Price to Public:	99.181% of face amount
Yield to Maturity:	4.715%
Spread to Benchmark Treasury:	+125 bps
Benchmark Treasury:	UST 2.625% due November 15, 2020
Benchmark Treasury Yield:	3.465%
Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2011
Redemption Provisions:	Prior to October 15, 2022, at greater of par and a make whole call at T +20 bps; on and after October 15, 2022, at par; in each case, plus accrued and unpaid interest to the date of redemption.
Pricing Date:	January 5, 2011
Settlement Date:	January 12, 2011 (T+5)
CUSIP:	902118BQ0
ISIN:	US902118BQ05
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch):

Baa1/A-/A-

The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Capital Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

UBS Securities LLC

The Williams Capital Group, L.P.

Cabrera Capital Markets, LLC

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.